Exhibit 10.1

EIGHTH AMENDMENT TO MASTER REPURCHASE AGREEMENT

THIS EIGHTH AMENDMENT TO MASTER REPURCHASE AGREEMENT (this “Amendment”), dated as of March 2, 2012, is by and between DHI Mortgage Company, Ltd., a Texas limited partnership (the “Seller”), and U.S. Bank National Association, a national banking association, as a Buyer, as Administrative Agent, and as Syndication Agent (“U.S. Bank”).

RECITALS

A. The Seller and U.S. Bank are parties to that certain Master Repurchase Agreement dated as of March 27, 2008, as amended by a First Amendment to Master Repurchase Agreement dated as of March 5, 2009, a Second Amendment to Master Repurchase Agreement dated as of September 23, 2009, a Third Amendment to Master Repurchase Agreement dated as of March 4, 2010, a Fourth Amendment to Master Repurchase Agreement dated as of July 30, 2010, a Fifth Amendment to Master Repurchase Agreement dated as of March 4, 2011, a Sixth Amendment to Master Repurchase Agreement dated as of June 29, 2011, and a Seventh Amendment to Master Repurchase Agreement dated as of November 29, 2011 (as amended, the “Repurchase Agreement”).

B. The Seller and U.S. Bank desire to amend the Repurchase Agreement as provided herein.

AGREEMENT

In consideration of the premises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined in this Amendment have the meanings specified in the Repurchase Agreement.

Section 2. Amendments. The Repurchase Agreement is hereby amended as follows:

2.1 Definitions. Section 1.2 of the Repurchase Agreement is amended as follows:

(a) The definitions of “Aggregate Outstanding Purchase Price,” “Balance Funded Rate,” “Change in Law,” “LIBOR Margin,” “Pricing Rate,” “Termination Date,” and “Tranche” are amended and restated in their respective entireties as follows:

“Aggregate Outstanding Purchase Price” means as of any Determination Date, an amount equal to the sum of the Purchase Prices for all Purchased Loans included in all Open Transactions (other than Discretionary Purchases).

“Balance Funded Rate” means 4.00% per annum.

“Change in Law” means (a) the adoption of any applicable Legal Requirement after the Effective Date, (b) any change in any applicable Legal Requirement or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) reasonable compliance by any Buyer (or by any applicable office of any Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date. Without limiting the foregoing, for purposes of Sections 6.4, 6.5 and 6.7, the term “Change in Law” shall include (i) all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Bank Supervision (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

“LIBOR Margin” means 2.50% or, with respect to Discretionary Purchases, 3.00%.

“Pricing Rate” means the per annum percentage rate for determination of Price Differential. The Pricing Rate for any Tranche may be determined by reference to the Balance Funded Rate, the LIBOR Rate plus the LIBOR Margin, or the Past Due Rate, as specified by the Seller or as otherwise determined under this Agreement.

“Termination Date” means the earlier of (i) March 3, 2013, and (ii) the date when the Buyers’ Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.

“Tranche” means a portion of the Open Transactions. A Tranche may be a Balance Funded Rate Tranche or a LIBOR Rate Tranche.

(b) The following new definitions are added:

“Discretionary Facility Amount” means $45,000,000.

“Discretionary Purchases” is defined in Section 2.1.

(c) The definitions of “Commitments Cancellation Date” and “Prime Rate Tranche” are deleted in their respective entireties.

2.2 Discretionary Purchases.

(a) Section 2.1 of the Repurchase Agreement is amended by adding the following proviso clause at the end of the first sentence thereof:

; provided that, the Buyers may, in their respective sole discretion and subject to the terms and conditions of this Agreement and in accordance with their respective Funding Shares, make revolving purchases of Eligible Loans on a servicing-released basis through the Termination Date having an aggregate Purchase Price in excess of the Maximum Aggregate Commitment in effect on any Determination Date (“Discretionary Purchases”) so long as the aggregate Purchase Prices of all such Eligible Loans does not exceed the sum of the Discretionary Facility Amount and the Maximum Aggregate Commitment then in effect.

(b) Section 2.1 of the Repurchase Agreement is further amended by adding the following new sentence at the end thereof:

Notwithstanding anything to the contrary, no Buyer has any obligation to make any Discretionary Purchase, and no Buyer need demonstrate any material adverse change in the Seller’s financial condition, business, properties or assets, operations or prospects, or that any of the conditions of Article 3 has not been met in order to refuse to make any Discretionary Purchase. Any determination by the Administrative Agent as to which Purchased Loans were made in Discretionary Purchases shall be conclusive and binding in the absence of manifest error.

2.3 Optional Reduction or Termination of Buyers’ Commitments. Section 2.6 of the Repurchase Agreement is amended to read in its entirety as follows:

2.6. Optional Reduction or Termination of Buyers’ Commitments. The Seller may, at any time, without premium or penalty, upon not less than ten (10) Business Days prior written notice to the Administrative Agent, reduce or terminate the Maximum Aggregate Commitment or the facility for Discretionary Purchases, subject to the following conditions: (i) any such reduction in either the Maximum Aggregate Commitment or the Discretionary Facility Amount shall be in a minimum aggregate amount for all the Buyers of $25,000,000, or, if more, in an integral multiple of $25,000,000; (ii) the Seller may reduce the Maximum Aggregate Commitment or the Discretionary Facility Amount no more than once each calendar quarter, (iii) at no time may the Aggregate Outstanding Purchase Price exceed the Maximum Aggregate Commitment after giving effect to any reduction in the Maximum Aggregate Commitment; (iv) at no time may the aggregate outstanding Purchase Price of all Discretionary Purchases exceed the Discretionary Facility Amount; and (v) unless terminated in full, the Maximum Aggregate Commitment shall not be reduced to less than $100,000,000. Upon termination of the Buyers’ Commitments and the facility for Discretionary Purchases pursuant to this Section, the Seller shall pay to the Administrative Agent for the ratable benefit of the Buyers the full amount of all outstanding Obligations under the Repurchase Documents.

2.4 Purchase and Repurchase Deadlines.

(a) The phrase “4.00 p.m.” in Section 3.2 of the Repurchase Agreement is replaced in each place it appears with the phrase “3:45 p.m.”

(b) The phrase “1:00 p.m.” in Section 3.4 of the Repurchase Agreement is replaced with the phrase “2:00 p.m.”

2.5 Sublimits. Section 4.2 of the Repurchase Agreement is amended as follows:

(a) Section 4.2(c) is amended and restated in its entirety to read as follows:

(c) The Aggregate Outstanding Purchase Price of all Purchased Loans that are of the type listed in the first column of the following table shall not exceed the percentage of the Maximum Aggregate Commitment listed in the second column of the table:

Type of Purchased Loan	Maximum Percentage of Maximum Aggregate Commitment
Jumbo Mortgage Loans	10%
Agency-eligible Forty Year Loans	5%
High CLTV MIP Mortgage Loans	10%
Streamline Refinance Loans	5%
Sales to Penny Mac Mortgage Investment Trust	5%

(b) The following is added to the end of Section 4.2:

(d) The aggregate outstanding Purchase Price of all Mortgage Loans (of any type) purchased in Discretionary Purchases shall not exceed the Discretionary Facility Amount.

Notwithstanding anything to the contrary in this Agreement, the Buyers shall not enter into any Discretionary Purchase if such Discretionary Purchase would cause any of the sublimits set forth above in this Section 4.2 to be exceeded. Solely for the purpose of determining compliance with this Section 4.2 on any date of determination, the Maximum Aggregate Commitment shall be calculated as the sum of the otherwise applicable Maximum Aggregate Commitment plus the Discretionary Facility Amount, and the Aggregate Outstanding Purchase Price of each applicable type of Mortgage Loans shall be calculated including all Discretionary Purchases of such type outstanding or to be made on such date.

2.6 Pricing Rate. Sections 5.1, 5.2, and 5.3 of the Repurchase Agreement are amended and restated in their respective entireties as follows:

5.1 Pricing Rate. Subject to the following rules, and as contemplated in the definition of “Pricing Rate,” unless the Seller has validly elected the Balance Funded Rate for specific Tranches, the Pricing Rate to be applied to the Purchase Prices of Purchased Loans to determine the Price Differential in all Open Transactions or Tranches as to which the Price Differential is to be determined by reference to the LIBOR Rate, on any day when no Event of Default has occurred and is continuing, shall be the LIBOR Rate plus the LIBOR Margin applicable from time to time (in each case computed annually); provided that, notwithstanding the foregoing, the Pricing Rate will not in any event be less than 2.75% or, with respect to Discretionary Purchases, 3.25%.

5.2 Seller’s Election of Pricing Rate. The Seller may elect that the Pricing Rate to be multiplied by the Purchase Prices of the subject Purchased Loans or any Tranche to determine the Price Differential in all Open Transactions or portions thereof designated as Tranches be the Balance Funded Rate from time to time by giving the Administrative Agent telephonic notice not later than 10:00 AM on the effective date of such election, specifying the Business Day when such election is to become effective and confirming the telephonic notice in writing by not later than the close of business on the same day. A Balance Funded Rate may only be selected where a Buyer is holding Qualifying Balances and shall only be applicable to such Buyer.

5.3 Seller’s Re-election of the Pricing Rate. If the Seller has elected the Balance Funded Rate for any Tranche or Tranches, the Seller may thereafter elect that the Pricing Rate to be so multiplied by the Purchase Prices of the subject Purchased Loans in Open Transactions or such Tranches outstanding from time to time again bear interest at the LIBOR Rate plus the LIBOR Margin by giving the Administrative Agent telephonic notice not later than 10:00 AM on the effective date of such election, specifying the Business Day when such election is to become effective and confirming the telephonic notice in writing by not later than the close of business on the same day.

2.7 Increased Cost and Capital Adequacy. Sections 6.4 and 6.5 are amended and restated in their entirety as follows:

6.4. Increased Cost. If any Change in Law subsequent to the Effective Date:

(a) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of a Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(b) shall impose on a Buyer any other condition;

and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which such Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Administrative Agent (for distribution to such Buyer) such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

6.5. Capital Adequacy. If any Buyer shall have determined that any Change in Law applicable to the Buyer or any corporation controlling the Buyer subsequent to the Effective Date shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Seller shall promptly pay to the Administrative Agent (for distribution to such Buyer) such additional amount or amounts as will compensate the Buyer or such corporation for such reduction.

2.8 LIBOR Rate Tranches and Balance Funded Rate Tranches. Section 6.7 of the Repurchase Agreement is amended and restated in its entirety as follows:

6.7. Provisions Relating to LIBOR Rate Tranches and Balance Funded Rate Tranches. If, on the date for determining the LIBOR Rate in respect of any LIBOR Rate Tranche, any Buyer determines (which determination shall be conclusive and binding, absent error) that the LIBOR Rate will not adequately and fairly reflect the cost to such Buyer of funding such LIBOR Rate Tranche, then such Buyer shall notify the Administrative Agent, and the Administrative Agent shall notify the Seller, of such determination, whereupon the obligation of such Buyer to make, or to convert any Tranche to, LIBOR Rate Tranches shall be suspended until such Buyer notifies the Administrative Agent, and the Administrative Agent notifies the Seller, that the circumstances giving rise to such suspension no longer exist. Outstanding LIBOR Rate Tranches held by such Buyer shall thereupon automatically be converted to bear interest at a rate equal to the Federal Funds Rate plus 0.50% plus the LIBOR Margin, and in such event, the Seller will thereafter be entitled to designate subsequent Tranches to bear interest at the Federal Funds Rate plus 0.50% plus the LIBOR Margin.

If, after the date of this Agreement, any Change in Law shall make it unlawful or impossible for such Buyer to make, maintain or fund LIBOR Rate Tranches or Balance Funded Rate Tranches, such Buyer shall notify the Seller and the Administrative Agent, whereupon the obligation of such Buyer to make or convert Tranches into LIBOR Rate Tranches or Balance Funded Rate Tranches, shall be suspended until such Buyer notifies the Seller and the Administrative Agent that the circumstances giving rise to such suspension no longer exist. If any Buyer determines that it may not lawfully continue to maintain any LIBOR Rate Tranches or Balance Funded Rate Tranches, all of the affected Tranches shall be automatically converted as of the date of such Buyer’s notice to bear interest at a rate equal to the Federal Funds Rate plus 0.50% plus the LIBOR Margin and, in such event, the Seller will thereafter be entitled to designate subsequent Tranches to bear interest at the Federal Funds Rate plus 0.50% plus the LIBOR Margin.

2.9 Actions Requiring All Buyers’ Consent. Section 22.3(a) of the Repurchase Agreement is amended by adding the phrase “or the Discretionary Facility Amount” immediately after the phrase “Increases the Maximum Aggregate Commitment.”

2.10 Approved Investors. Schedule AI to the Repurchase Agreement is amended and restated in its entirety to read as set forth on Exhibit A.

2.11 Form of Request. Exhibit A to the Repurchase Agreement is amended and restated in its entirety to read as set forth on Exhibit B.

Section 3. Conditions Precedent. This Amendment shall become effective as of the date first above written upon delivery by the Seller of, and compliance by the Seller with, the following:

3.1 This Amendment duly executed by the Seller and U.S. Bank.

3.2 A Second Amended and Restated Agency Fee Letter in form and substance satisfactory to U.S. Bank, duly executed by the Seller and U.S. Bank.

3.3 Original resolutions of the Seller’s general partner’s board of directors, certified as of the date of this Amendment by the Seller’s general partner’s corporate secretary, assistant secretary, or other authorized officer, authorizing the execution, delivery, and performance by the Seller of this Amendment and all other documents and instruments to be delivered by the Seller pursuant to this Amendment (the “Amendment Documents”).

3.4 A certificate of the Seller’s general partner’s corporate secretary, assistant secretary, or other authorized officer as to (i) the incumbency of the Seller’s officers executing this Amendment and all other Amendment Documents executed or to be executed by or on behalf of the Seller and (ii) the authenticity of such officers’ signatures, specimens of which shall be included in such certificate or set forth on an exhibit attached to it (U.S. Bank shall be entitled to rely on that certificate until the Seller has furnished a new certificate to U.S. Bank).

3.5 Such other documents as U.S. Bank may reasonably request.

Section 4. Miscellaneous.

4.1 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all terms and provisions set forth in the Repurchase Agreement and the other Repurchase Documents that are inconsistent with this Amendment, and the terms and provisions of the Repurchase Agreement and each other Repurchase Document are ratified and confirmed and shall continue in full force and effect.

4.2 Seller Representations and Warranties. The Seller hereby represents and warrants that the representations and warranties set forth in Section 15 of the Repurchase Agreement are true and correct in all material respects with the same force and effect on and as of the date hereof as though made as of the date hereof.

4.3 Survival. The representations and warranties made by the Seller in this Amendment shall survive the execution and delivery of this Amendment.

4.4 Reference to Repurchase Agreement. Each of the Repurchase Documents, including the Repurchase Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Repurchase Agreement as amended hereby, is hereby amended so that any reference in such Repurchase Document to the Repurchase Agreement shall refer to the Repurchase Agreement as amended and modified hereby.

4.5 Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York as applicable to the Repurchase Agreement.

4.6 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Seller, U.S. Bank, and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations hereunder without U.S. Bank’s prior written consent.

4.7 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

4.8 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

4.9 ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER REPURCHASE DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[The next page is the signature page.]

IN WITNESS WHEREOF the parties have caused this Eighth Amendment to Master Repurchase Agreement to be executed as of the date first set forth above.

The Seller:

DHI MORTGAGE COMPANY, LTD.

By:	DHI Mortgage Company, GP, Inc., its General Partner

By:	/S/ MARK C. WINTER
Name:	Mark C. Winter
Title:	CFO/EVP

The Buyer, the Administrative Agent, and the Syndication Agent:

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ EDWIN D. JENKINS
Name:	Edwin D. Jenkins
Title:	Senior Vice President

[Signature Page to Eighth Amendment to Master Repurchase Agreement]

EXHIBIT A

SCHEDULE AI

APPROVED INVESTORS

Current Investors as of 2-8-2012
Investor	S&P CP Rating	Moody’s CP Rating	Related Parent Company	Product Approval
Charter Bank	N/A	N/A		Conforming
Chase Home Equity	A-1	P-1	JPMorgan Chase Bank N.A	Conforming/Non-conforming
CitiMortgage, Inc	A-1	P-1	Citibank, N. A.	Conforming/Non-conforming
Federal Home Loan Mortgage Corp. (Freddie Mac)	A-1+	P-1		Conforming/Non-conforming
Federal National Mortgage Assoc. (FNMA)	A-1+	P-1		Conforming/Non-conforming
Government National Mortgage Assoc. (GNMA)	N/A	N/A		Conforming
JPMorgan Chase Bank	A-1	P-1	JPMorgan Chase & Co.	Conforming/Non-conforming
Leader Financial Services	N/A	N/A		Conforming
Marsh Associates, Inc	N/A	N/A		Conforming
PennyMac Mortgage Investment Trust	N/A	N/A		Conforming
Standard Mortgage Corporation	N/A	N/A		Conforming
U.S. Bank, N.A.	A-1+	P-1	U.S. Bancorp	Conforming/Non-conforming
Wells Fargo Bank, N.A.	A-1+	P-1	Wells Fargo & Company	Conforming/Non-conforming
Housing Agencies
Alabama Housing Finance Authority	N/A	N/A		Conforming
California Housing Finance Agency	N/A	N/A		Conforming
Colorado Housing & Finance Authority	N/A	N/A		Conforming
Georgia Housing and Finance Authority	N/A	N/A		Conforming
Illinois Housing Development Authority	N/A	N/A		Conforming
Minnesota Housing Finance Agency	N/A	N/A		Conforming
New Mexico Housing Finance Authority	N/A	N/A		Conforming
Nevada Housing Division	N/A	N/A		Conforming
North Carolina Housing Finance	N/A	N/A		Conforming
Oregon Housing and Community Services	N/A	N/A		Conforming
South Carolina State Housing Finance	N/A	N/A		Conforming
Washington State Housing Finance Commission	N/A	N/A		Conforming

All affiliate/subsidaiary purchasers of each Rated Parent Company shall be an approved investor

EXHIBIT B

EXHIBIT A

to Master Repurchase Agreement

FORM OF REQUEST/CONFIRMATION

To:	From:
U.S. Bank National Association, Administrative Agent	DHI Mortgage Company, Ltd.
800 Nicollet Mall	12357 Riata Trace Parkway
Mortgage Banking Services BC-MN-H03B	Suite C-150
Minneapolis, MN 55402	Austin, TX 78727
Attention: Compliance Manager	Attention: Lisa Collett
Phone: 612-303-3543	Phone: 512-533-1382
Fax: 612-303-2255	Fax: 866-699-0331
Email: mortgagebankingservices@usbank.com	email: lcollett@dhimortgage.com

Please refer to the Master Repurchase Agreement dated March 27, 2008, among DHI Mortgage Company, Ltd. (the “Seller”), U.S. Bank National Association (“U.S. Bank”), as a Buyer, the Administrative Agent, and the Syndication Agent, and the other buyers party thereto (such other buyers, if any, together with U.S. Bank, the “Buyers”), which, as it has been or may hereafter be supplemented, amended, or restated from time to time, is herein called the “Current Repurchase Agreement.” Any term defined in the Current Repurchase Agreement and used in this request shall have the meaning given to it in the Current Repurchase Agreement.

The Seller currently qualifies under the Current Repurchase Agreement for, and hereby requests, purchases as set forth below (the “Requested Purchases”) to be made on the following Purchase Date:             , 20     (which must be a Business Day).

The Pricing Rates for this Transaction shall be determined from time to time in accordance with the definition of that term in the Current Repurchase Agreement and the provisions of Section 5 of the Current Repurchase Agreement.

	LIBOR Rate	Balance Funded Rate
Previous Day Aggregate Outstanding Purchase Price (excluding Discretionary Purchases)

Previous Day aggregate Purchase Price of Discretionary Purchases

Purchase Price To Be Advanced

Repurchase Price To Be Paid

Syndication Settlement Amount

Aggregate Outstanding Purchase Price (Discretionary Purchases)

Aggregate Purchase Price of Discretionary Purchases

The Buyers’ Margin Percentage, as specified in the definition of that term in the Current Repurchase Agreement, is:

(i) for all Purchased Loans except Jumbo Mortgage Loans, High CLTV MIP Mortgage Loans, and Streamline Refinance Loans, 95%;

(ii) for Jumbo Mortgage Loans, 93%;

(iii) for High CLTV MIP Mortgage Loans, 90%; and

(iv) for Streamline Refinance Loans, 90%.

Notwithstanding the foregoing, but subject to the next sentence, with respect to FHA Loans, the Buyer’s Margin Percentage will, as of any date of determination, be calculated as set forth in the table below, in each case determined based on the HUD Compare Ratio calculated as of the end of the most recent month for which the Seller has furnished the certificate required by Section 16.3(c) (adjustment to the Buyer’s Margin Percentage for FHA Loans to become effective on the first day following the delivery by the Seller of the certificate under Section 16.3(c) for the relevant month):

HUD Compare Ratio	Buyers’ Margin Percentage
Less than or equal to 1.60 to 1.00	95%
Greater than 1.60 to 1.00 but less than or equal to 1.80 to 1.00	75%
Greater than 1.80 to 1.00 but less than or equal to 2.00 to 1.00	50%
Greater than 2.00 to 1.00	0%

Notwithstanding the foregoing, (a) any reduction to the Buyer’s Margin Percentage for FHA Loans that is contemplated to be made by the preceding sentence shall only be made at the option of the Administrative Agent exercisable on or after the date on which such reduction would otherwise be required by such sentence, (b) during the period from the effectiveness of the Third Amendment hereto to March 31, 2010, the Buyer’s Margin Percentage for FHA Loans shall be 95%, and (c) if the Seller has not timely furnished the certificate required by Section 16(c) for any month, then, at the option of the Administrative Agent, the Buyer’s Margin Percentage for FHA Loans shall be calculated as if the HUD Compare Ratio was greater than 2.00 to 1.00, which percentage shall remain in effect until the first day following the delivery of such certificate for such month.

After the Requested Purchases, the Aggregate Outstanding Purchase Price will not exceed the Maximum Aggregate Commitment.

The Seller has delivered today multiple Mortgage Loan Transmission Files. All Loans listed in such Mortgage Loan Transmission Files are Eligible Loans. For each of the Mortgage Loans listed on the Mortgage Loan Transmission Files submitted in connection with this Request/Confirmation:

(a) The Basic Papers have been or will be executed and delivered by all appropriate Persons.

(b) The Seller is electronically communicating to the Custodian a complete Mortgage Loan Transmission File, and the information stated for such Mortgage Loan in such standard Mortgage Loan Transmission File is correct and complete in accordance with the Record Layout, as defined and provided for in (and attached as an exhibit to) the Custody Agreement.

(c) Such Mortgage Loan has been (or will be) originated, closed, funded and (if applicable) negotiated and assigned to the Seller.

(d) For each such Mortgage Loan being offered as a Dry Loan, the Basic Papers are being concurrently delivered to the Custodian.

(e) For each such Mortgage Loan being offered as a Wet Loan, the complete File for such Mortgage Loan, including all Basic Papers and all Supplemental Papers, is or will be in the possession of either that Mortgage Loan’s closer, the Seller or the Servicer or Subservicer for that Mortgage Loan, its Basic Papers are in the process of being delivered to the Custodian and such Basic Papers will be delivered to the Custodian on or before seven (7) Business Days after the Purchase Date specified above.

Pursuant to the terms of the Custody Agreement and acknowledging and agreeing that new value, as that term is used in the New York Uniform Commercial Code, has been given in reliance thereon, the Seller hereby sells, negotiates and transfers to the Buyers the Mortgage Loans listed on the attached Schedule of Mortgage Loans. The Seller acknowledges that the Administrative Agent and the Buyers will rely on the truth of each statement in this Request/Confirmation and such Mortgage Loan Transmission File in purchasing such Purchased Loans referred to herein.

The Purchase Prices for the Purchased Loans referred to herein should be deposited in the Funding Account for payment as set forth on the instructions in the Mortgage Loan Transmission File or such other account as indicated by the Seller.

No Default has occurred under the Repurchase Documents that has not been cured by the Seller or declared in writing by the Administrative Agent to have been waived, and no Event of Default has occurred under the Repurchase Documents that the Administrative Agent has not declared in writing to have been cured or waived. There has been no material adverse change in any of the Central Elements in respect of the Seller or any of its Subsidiaries since the date of the Seller’s most recent annual audited Financial Statements that have been delivered to the Administrative Agent and the Buyers.

All items that the Seller is required to furnish to the Buyers, the Administrative Agent or the Custodian in connection with the Requested Purchases and otherwise have been delivered, or will be delivered before the Purchase Date specified above, in all respects as required by the Current Repurchase Agreement and the other Repurchase Documents. All documentation described or referred to in the Mortgage Loan Transmission File submitted to the Administrative Agent with this Request/Confirmation conforms in all respects with all applicable requirements of the Current Repurchase Agreement and the other Repurchase Documents.

The Seller hereby warrants and represents to the Buyers and the Administrative Agent that none of the Purchased Loans (including, but not limited to, Purchased Loans described or referred to in this request) has been sold to any Person other than the Buyers, is pledged to any Person other than Administrative Agent, for the benefit of itself and the Buyers, or supports any borrowing or repurchase agreement funding other than purchases under the Current Repurchase Agreement.

The undersigned officer hereby certifies that all of the Seller’s representations and warranties (a) in the Current Repurchase Agreement and all of the other Repurchase Documents (except only to the extent that (i) a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have been changed by transactions or conditions contemplated or expressly permitted by the Repurchase Documents) and (b) in this request are true and correct on the date of this request and that the Seller qualifies for the Requested Purchases.

DHI Mortgage Company, Ltd.

By: DHI Mortgage Company GP, Inc. Its General Partner

By:
Name:
Title: